Exhibit 99.2

Owens & Minor Announces Expiration and Results of Tender

Offer for Its 8 1/2% Senior Subordinated Notes due 2011

Tuesday April 18, 9:24 am ET

RICHMOND, Va.—(BUSINESS WIRE)—April 18, 2006—Owens & Minor, Inc. (the “Company”) (NYSE: OMI—News) announced today that it has completed its previously announced tender offer and consent solicitation for any and all of its outstanding $200 million of 8 1/2% Senior Subordinated Notes due 2011 (the “Existing Notes”).

The tender offer for the Existing Notes expired at 11:59 p.m., New York City time, on April 17, 2006 (the “Expiration Date”). As of the Expiration Date, the Company had accepted tenders of Existing Notes from holders of $199,990,000 aggregate principal amount of the Existing Notes (99.99% of the total outstanding principal amount of the Existing Notes) pursuant to its Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, each dated March 21, 2006 (the “Offer to Purchase”). The Company has accepted for payment and paid for all Existing Notes validly tendered on or prior to the Expiration Date.

The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase.

Lehman Brothers Inc. acted as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. Georgeson Shareholder Communications, Inc. acted as the information agent for the tender offer and consent solicitation and SunTrust Bank acted as the depositary for the tender offer and consent solicitation.

This press release shall not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Existing Notes. The tender offer and consent solicitation were made solely by means of the Offer to Purchase.

Safe Harbor Statement

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Certain Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission.

Owens & Minor, Inc., a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.